Exhibit 99.1

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
John Wille – Vice President & CFO	John McNamara
201-337-9000	212-445-8432

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY, INC. ANNOUNCES APPOINTMENT OF A
NEW EXECUTIVE VICE PRESIDENT AND CHIEF ADMINISTRATIVE OFFICER

Oakland, N.J. — RUSS BERRIE AND COMPANY, INC. (NYSE: RUS) today announced that Anthony Cappiello has joined the Company as Executive Vice President and Chief Administrative Officer.  Mr. Cappiello, age 52, served in various executive capacities at Waterford Wedgwood, USA, most recently as Chief Operating Officer.

Mr. Andy Gatto, President and CEO, commented, “Tony brings a wealth of experience and success in information systems, operations and administration to our Company.  We’re delighted to have him as a valuable addition to our senior management team.”

Russ Berrie and Company, Inc., a leader in the gift industry, and its wholly-owned subsidiaries, designs, develops, and distributes a variety of innovative gift, infant and juvenile products to specialty and mass market retailers worldwide.  Known for its teddy bears and other plush animals, the Company’s gift and infant and juvenile lines are comprised of a diverse range of everyday, seasonal, and occasion-themed products that help people celebrate the milestones in their lives.  Founded in 1963 by the late Russell Berrie from a rented garage in New Jersey, today the Company operates offices, showrooms, and distribution centers all over the world and trades on the NYSE under the symbol RUS.

Note:  This press release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements.  These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to, the Company’s ability to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, ability to increase production capacity, price competition, the effects of government regulation, results of any enforcement action by the People’s Republic of China (“PRC”) authorities with respect to the Company’s PRC operations, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, changes in foreign currency exchange rates, issues related to the Company’s computer systems, the ability to obtain debt financing to fund acquisitions, the current and future outlook of the global retail market, the ability to integrate new business ventures, the ability to meet covenants in Financing Agreement and other factors.